EXHIBIT 10.7

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of _________ ___, 2023, between Atlantic International Corp., a Delaware corporation (the “Company”) (f/k/a SeqLL Inc.), which has an address at 270 Sylvan Ave, Englewood Cliffs, New Jersey 07632, and Robert Machinist (the “Consultant”), who currently has an address at 270 Sylvan Ave, Englewood Cliffs, New Jersey 07632.

WHEREAS, the Company and Consultant desire to enter into a Consulting Agreement whereby the Consultant renders services to the Company as Vice Chairman of the Board of Directors effective upon the merger between the Company and Lyneer Investments, LLC (“Lyneer”) and the simultaneous merger between Lyneer and SeqLL Merger LLC, a wholly-owned subsidiary of the Company, collectively with the Lyneer Merger (hereinafter, the “Merger”). This Agreement is being executed in accordance with the terms of the Agreement and Plan of Reorganization dated May 29, 2023, as amended, by and between the Company, Lyneer and their respective affiliates (the “Merger Agreement”). All capitalized terms herein not otherwise defined are defined in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1. EFFECTIVE DATE AND CONSULTING TERM: This Agreement is a binding agreement between the Company and the Consultant and shall be effective on the date first written above (the “Effective Date”). The terms and conditions of this Agreement shall commence upon the date of signing this Agreement and shall remain in effect for a three-year (3yr) term (the “Consulting Term”) from the date of closing of the Capital Raise unless the Consulting Term shall be earlier terminated in accordance with Sections 7 or 8 below. Each twelve-month period commencing on the Closing and ending three (3) years from the date of Closing during the Consulting Term shall be referred to herein as a “Year” and this Agreement shall automatically renew for a one-year (1) period, unless cancelled by either party upon written notice 90 days prior to the end of the initial Consulting Term.

2. POSITION AND DUTIES: During the Consulting Term, the Consultant shall, at the request of the Company’s Board of Directors (the “Board”), render consulting services to the Company in the capacity as Vice Chairman of the Board. During each Year of the Consulting Term, the Consultant shall not be required to devote more than 1,000 hours to the rendering of consulting services hereunder. The Consultant’s equity in the Company under the Merger Agreement shall be set forth in an award granted on or before the date of this Agreement.

3. LOCATION: The Consultant’s consulting services shall be rendered at 270 Sylvan Ave, Englewood Cliffs, New Jersey 07632 or at any other mutually agreeable location.

4. COMPENSATION: The Company shall compensate the Consultant as follows:

a. Consulting Fees: During the Consulting Term, the Consultant will be paid the sum of $300,000 per annum. The Consultant’s fees shall be payable bi-monthly in equal installments the same day as the Company’s regular payroll is paid (any payments due for partial months shall be pro-rated accordingly), via direct deposit or wire into the Consultant’s bank of choice. In the event of any default in the payment of any of the fees owed by the Company to the Consultant as described in this Section 4, which for purposes of this Agreement shall mean a delay of five or more business days in payment, the amount due and owing will accrue interest at the rate of twelve (12%) percent per annum.

b. Annual and Discretionary Bonus. Consultant may be awarded an annual bonus at the discretion of the Company’s Board and/or the Compensation Committee. Such a bonus is predicated on the Company doing a minimum of $250 million in revenues and $5 million in adjusted EBITDA.

c. Expenses: During the Consulting Term, the Company shall reimburse the Consultant for all business expenses reasonably incurred by the Consultant in the performance of consulting services hereunder upon submission to the Company of appropriate documentation in respect of such expenses. These expenses shall be reimbursed twice a month on the 15th and 30th of the month. If the Consultant is going to be taking a business trip that will exceed $2,000, the Company will prepay the expenses and the Consultant will give the supporting documentation upon completion of any such trip.

d. Transaction Bonus. Upon the closing of the Capital Raise, the Company shall pay the Consultant a transaction bonus in the amount of $100,000 in consideration for the Consultant’s assistance in closing such transaction (“Transaction Bonus”). Such Transaction Bonus shall be paid via wire transfer to the Consultant within fifteen (15) days of the closing of such transaction.

e. Auto Allowance: In accordance with the Company’s payroll practices, but no less frequently than the last day of each month during the Consulting Term, the Company shall pay to the Consultant an automobile allowance of one thousand dollars ($1,000) per month during the Consulting Term. Such auto allowance shall be paid via wire transfer to the Consultant’s bank of choice on the last day of each month during the Consulting Term. The Auto Allowance shall be used at the Consultant’s discretion toward the purchase/lease/payment of a vehicle of the Consultant’s choice.

f. Benefits: During the Consulting Term, the Consultant shall be entitled to participate in any and all employee benefits that other executives have (e.g., group health insurance, vacation, sick leave, severance, retirement plans, disability plans, equity plans and/or 401(k) participation/Company matching) with the Company.

g. Perquisites: The Company shall provide the Consultant, at the Company’s sole expense, all perquisites, including health insurance. For the avoidance of any and all doubt, the Consultant will be enrolled in the Company’s health plan at the Company’s sole expense (Company will pay 100%) and will pay the COBRA for up to twelve (12) months following the expiration of this Agreement or if the Consultant is no longer providing consulting services to the Company for any reason other than termination for cause (as defined below), or if the Consultant voluntarily terminates this Agreement.

h. Cell Phone and Internet Allowance: In accordance with the Company’s expense reimbursement practices, but no less frequently than monthly, the Company shall reimburse the Consultant for his monthly cell phone bill and monthly internet bill, upon submission of appropriate documentation from the Consultant.

j. Restricted Stock Units: The Consultant will receive restricted stock units to purchase one (1%) percent of the issued and outstanding shares of common stock following the Merger, which are fully vested, however, not exercisable for six (6) months following the Merger.

5. INDEPENDENT CONTRACTOR: During the Consulting Term, the Consultant shall be an independent contractor and may also be an employee of the Company in the future. However, regardless of services that may be provided as an employee in the future, the Consultant shall be responsible for payment of all taxes for remuneration received under this Consulting Agreement.

6. EFFORTS: The Consultant shall devote reasonable efforts and attention in rendering the services hereunder.

7. VOLUNTARY TERMINATION: The Consultant may voluntarily terminate this Agreement for any reason upon by providing the Company with 30 days’ prior written notice. In the event the Consultant voluntarily terminates this Agreement, the Consultant shall be entitled to no further compensation from the Company other than in respect of (a) the Consultant will be paid his consulting fees through the end of month, regardless of when the Consultant voluntarily resigns as of the effective date of termination, (b) the reimbursement of expenses in accordance with Section 4(c), the payment of any transaction bonus due or will be due in accordance with Section 4(d), and the Company shall pay for six (6) months of COBRA insurance for the Consultant.

8. OTHER TERMINATION: The Consultant’s consultancy may be terminated by the Company in the event of his death or disability (as defined below) or for cause (as defined below). Upon any termination for Cause under this Section 8, the Consultant shall be paid three (3) months of severance payments under this Agreement in three (3) equal monthly installments. The Company will also pay (100%) three (3) months of COBRA insurance as well. For the avoidance of ANY and ALL doubt, upon ANY other termination of this Agreement, the Consultant is entitled to ALL Compensation in Section 4 and six (6) months of severance payments in six (6) equal monthly installments and six (6) months of COBRA insurance. For purposes of this Agreement, (a) “disability” means the Consultant’s inability to perform services for any consecutive 120-day period as a result of a physical and/or mental impairment and (b) “for cause” means a termination of the Consultant’s consultancy by the Company for any of the following reasons: (i) the Consultant’s willful and continued refusal to perform any duty (via his job description) reasonably assigned to him in accordance with the provisions of this Agreement and not cured within 30 business days following written notice from the Chairman of the Board to the Consultant of such breach; (ii) an act of willful and malicious gross misconduct by the Consultant with regard to the Company that is materially injurious to the Company and is committed without good faith and without a reasonable belief by the Consultant that the act or omission was in the best interest of the Company. For the avoidance of ANY and ALL doubt, upon any termination (other than for Cause, as described above) of this Agreement, the Consultant is entitled to his full benefits (Section 4), any restricted stock awards, RSUs, Warrants, Options or Shares (all will immediately vest on a cashless basis) and any other compensation, including three (3) months of service, or benefits (six (6) months of COBRA) for the entire Consulting Term and the Company waives ANY and ALL defenses under this Section 8.

9. NON-SOLICITATION: During the period from the Effective Date through the end of the Consulting Term (or from the earlier date of termination) and for a three-month period thereafter, the Consultant will not, directly or indirectly, recruit, induce or otherwise attempt to persuade any person who is now, or who subsequently becomes an employee, sales representative or consultant of the Company to terminate his or her relationship with the Company.

10. CONFIDENTIALITY: The Consultant shall not, commencing on the Effective Date and at all times thereafter, directly or indirectly, communicate or divulge to, or use for the Consultant’s own benefit or for the benefit of any other person, or entity, any of the Company’s trade secrets, proprietary data and confidential information (including, without limitation, nonpublic information pertaining to or derived from (i) meetings or deliberations of the Company’s Board of Directors (or any committee thereof) and (ii) discussions with any officer or employee or former officer or employee of the Company, member or former member of the Company’s Board of Directors or any current of former agent or attorney of the Company) communicated to or otherwise learned or acquired by the Consultant in the course of his service hereunder or in the course of his service on the Company’s Board of Directors.

11. LEGAL FEES AND LIABILITY INSURANCE: The Company shall fully cover the Consultant under directors and officers (D&O) liability insurance both prior, during and after the Consulting Term for three years, while any potential liability exists, in the same amount and to the same extent, as the Company covers its other officers and directors. For the avoidance of ANY and ALL doubt, the Consultant shall be fully and completely indemnified against ANY action, claim or threat of a claim by anyone whatsoever prior, during and after his Consultancy with the Company.

The Company shall also, both prior, during and after the Consultancy Term, fully and completely indemnify and hold harmless the Consultant with regard to any and all claims, debts, liabilities, demands, obligations, actions, or causes of action, whether arising out of acts or omissions occurring before the execution of this Agreement, whether known or unknown, apparent or concealed and any actions or inactions taken by the Consultant in the performance of his duties as an officer, director, manager and employee of the Company and all of its affiliates or as a fiduciary of any kind whatsoever and as a fiduciary of a benefit plan of the Company and its affiliates. For the avoidance of ANY and ALL doubt, in the event of ANY litigation (because of Consultants involvement with the Company), investigation or any other matter naming the Consultant, the Company will pay one hundred percent (100%) of the Consultant’s legal fees, including any retainers required, with an attorney or attorneys of the Consultant’s choice immediately. For the avoidance of ANY and ALL doubt, the Company will also pay for one hundred percent (100%) of any required settlement payments related to any litigation matters naming the Consultant. For the avoidance of ANY and ALL doubt, the Company will also pay one hundred percent (100%) of the Consultant’s legal fees to enforce any part of this Agreement with an attorney or attorneys of the Consultant’s choice.

12. MUTUAL RELEASE: The Consultant on behalf of himself and his successors, assigns and heirs and on behalf of each person or entity claiming through any of them, and the Company, on behalf of itself and its affiliates, their respective successors and assigns and each person or entity claiming through any of them, hereby forever relieves, releases and discharges the other (and, as applicable, any released party’s successors, predecessors, assigns, heirs, agents, directors, officers and employees) from any and all claims, debts, liabilities, demands, obligations, actions, or causes of action, whether arising out of acts or omissions occurring before the Effective Date, whether known or unknown, suspected or unsuspected, accrued or un-accrued, foreseen or unforeseen, apparent or concealed; provided, however, that nothing herein shall be deemed to release (i) the Company or the Consultant in connection with their respective rights and obligations under this Agreement or any stock option or warrant agreement, (ii) the Consultant’s rights to indemnification or reimbursement under the Company’s by-laws, articles of incorporation, director’s and officers’ liability insurance policies or indemnification agreements and (iii) the Consultant’s rights to reimbursement of expenses incurred in respect of his service on the Company’s Board of Directors.

The Consultant and the Company waive any rights to the full extent that they may lawfully waive such rights pertaining to this release, and affirm that they are releasing all known and unknown claims that they have or may have against any of the parties referred to in this Section 12 as of the Effective Date.

13. SEVERABILITY: The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

14. ASSIGNMENT: This Agreement may not be assigned by either party hereto without the prior written consent of the other party. The Company will assign this Agreement to a corporation succeeding to substantially all of the assets or business of the Company whether by merger, consolidation, acquisition, or otherwise. As used herein, “successor” shall mean any person, firm, corporation, LLC or any other entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires any, all or substantially all of the assets or business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all of its obligations hereunder. The Company may not otherwise assign this Agreement, without written consent from the Consultant. For avoidance of any and all doubt, this agreement is a binding contractual agreement on the Company, its successors in any form and the Company waives any and all defenses to cancelling or not paying any part of this Agreement in any way whatsoever.

15. ENTIRE AGREEMENT: This Agreement represents the entire agreement and understanding between the Company and Consultant concerning Consultant’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Consultant’s relationship with the Company entered into prior to the date hereof, including the Consulting Agreement dated October 15, 2022 with Atlantic Acquisition Corp., but it does not supersede or replace any written agreements entered into simultaneous with this Agreement or thereafter. For the avoidance of any and all doubt, this is the entire agreement.

16. MODIFICATION: This Agreement may only be modified or amended by a supplemental written agreement signed by both the Consultant and an authorized officer of the Company.

17. EACH PARTY THE DRAFTER: This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

18. GOVERNING LAW: This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York without reference to the conflict of laws principles thereof or of any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Atlantic International Corp.

By:
	Name:	Jeffrey Jagid
	Title:	Chief Executive Officer

Consultant

By:
Robert Machinist